Exhibit 10.1

Cymer Inc.

Short-Term Incentive Program

Summary Description

Establishment: The following is a summary of the terms of the Short-Term Incentive Program (“STIP”) approved by the Compensation Committee of Cymer’s Board of Directors.

Eligibility: Generally, all supervisory and management level employees and certain individual contributor employees are eligible to participate in the STIP, unless otherwise determined by the Compensation Committee. The Compensation Committee determines in its discretion which Cymer employees shall be participants. Participants must be employed on the payout date to be eligible to receive a bonus payment under the STIP.

Plan Funding: The target STIP bonus pool is the aggregate of the target awards of all STIP-eligible employees, and is subject to increase or decrease based upon Cymer’s achievement against the performance metrics approved by the Compensation Committee for the performance period, which is typically the same as the calendar year.

Individual Bonus Targets: Individual employee bonus targets are expressed as a percentage of annual base salary and are based upon the participant’s employment level. All potential awards under the STIP are based on the participant’s eligible base salary amounts paid during the applicable peformance period, including items such as vacation, sick and holiday pay, but does not include bonuses, commissions, overtime, shift premiums, allowances, government or supplemental disability benefit payments, equity compensation or any other form of additional or irregular compensation. The Compensation Committee approves all STIP bonus targets that are intended to be exempt from application of the deduction limitations of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Compensation Committee has the authority to approve supplemental awards under the STIP to selected participants.

Performance-Based Compensation: The Compensation Committee determines what portion of the STIP bonus for each employment level is based on corporate performance and what portion is based on the achievement of functional goals or individual goals. Any portion of an STIP bonus that is intended to comply with the requirements for the performance-based compensation exemption to the Section 162(m) deduction limits will be subject to the achievement of corporate performance or functional goals in accordance with the terms of the STIP.

Approval and Process: Cymer’s actual performance against the corporate performance measures for the applicable performance period is approved by the Compensation Committee. All determinations of performance against functional or individual goals are subject to approval by executive management and/or the Compensation Committee; provided that for any portion of the STIP bonus that is intended to be exempt from the Section 162(m) deduction limits, the performance against actual goals will be approved by the Compensation Committee.

Annual Maximum: The combined aggregate maximum payout under the STIP and the Profit Sharing Program may not exceed 20% of such year’s adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and cash bonus expenses). If the aggregate amount under both programs exceeds the cap, the STIP bonus and Profit Sharing pools will each be adjusted downward proportionally to 20% of Cymer’s adjusted EBITDA for the year.

Relationship with Cymer’s Equity Incentive Plan: For STIP bonuses that are intended to comply with the requirements for the performance-based compensation exemption to the Section 162(m) deduction limits, such STIP bonuses are performance cash awards granted by the Compensation Committee under Cymer’s Amended and Restated 2011 Equity Incentive Plan or any successor plan, as applicable.

Disclaimer: Cymer reserves the right to modify the STIP at any time. Cymer also retains the right to award additional incentive compensation outside the STIP. The Compensation Committee has the authority to alter any portion of the bonus payable to any participant under the STIP; provided, however, that for STIP bonuses that are intended to comply with the requirements for the performance-based compensation exemption to the Section 162(m) deduction limits, the Compensation Committee only has the authority to reduce, and not to increase, such awards.